EXHIBIT 16.1

August 25, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated August 25, 2022, of Tego Cyber Inc. and we agree with the statements contained therein, insofar as it relates to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely yours,

/s/ HARBOURSIDE CPA LLP
(formerly Buckley Dodds LLP) Vancouver, Canada